EXHIBIT 5(a).2.


STEEL                                               Steel Hector & Davis LLP
HECTOR                                              200 South Biscayne Boulevard
& DAVIS                                             Miami, Florida 33131-2398
                                                    305.577.7000
                                                    305.577.7001 Fax
                                                    www.steelhector.com


                                   October 15, 2003

Florida Power & Light Company
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:


     As counsel for Florida Power & Light Company, a Florida corporation (the "Company"), we have participated in the preparation of or reviewed (1) Registration Statement No. 333-102172, as amended, which became effective on March 28, 2003, which registration statement was filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"); (2) the prospectus dated March 28, 2003 forming a part of the Registration Statement, as supplemented by a prospectus supplement dated October 9, 2003 relating to $300,000,000 principal amount of First Mortgage Bonds, 5.95% Series due October 1, 2033 (the "Bonds"), issued under the Mortgage and Deed of Trust dated as of January 1, 1944, as the same is supplemented by one hundred and four indentures supplemental thereto, the latest of which is dated as of October 1, 2003 (such Mortgage as so supplemented being hereinafter called the "Mortgage") from the Company to Deutsche Bank Trust Company Americas, as Trustee ("Mortgage Trustee"), both such prospectus and prospectus supplement filed pursuant to Rule 424(b) under the Securities Act; (3) the Mortgage; (4) the corporate proceedings of the Company with respect to the Registration Statement and with respect to the authorization, issuance and sale of the Bonds; and (5) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Bonds) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that the Bonds are legally issued, valid, and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting mortgagees' and other creditors' rights and remedies generally and general principles of equity.

     In rendering the foregoing opinion, we have assumed that the certificates representing the Bonds conform to specimens examined by us and that the Bonds have been duly authenticated by the Mortgage Trustee under the Mortgage, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 2 to Registration Statement No. 333-102172.

Florida Power & Light Company
October 15, 2003
Page 2


     We are members of the Florida Bar and this opinion is limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on matters covered hereby. As to all matters of New York law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Thelen Reid & Priest LLP, New York, New York. As to all matters of Florida law, Thelen Reid & Priest LLP is authorized to rely upon this opinion as if it were addressed to it.


                                   Very truly yours,

                                   /s/ Steel Hector & Davis LLP

                                   STEEL HECTOR & DAVIS LLP